UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Kemper Corporation

(Exact name of registrant as specified in its charter)

DE	95-4255452
(State of incorporation or organization)	(IRS Employer Identification No.)

One East Wacker Drive Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
7.375% Subordinated Debentures due 2054	New York Stock Exchange

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: File No. 333-194032

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the 7.375% Subordinated Debentures due 2054 of Kemper Corporation (“Kemper”) to be registered hereunder is incorporated herein by reference to the description included (i) under the caption “Description of Debt Securities” in the prospectus included in the registrant’s automatic shelf registration statement on Form S-3 (File No. 333-194032), dated February 19, 2014, and (ii) under the caption “Description of Debentures” in the Prospectus Supplement, dated February 20, 2014, in the form filed by the registrant pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933. The debentures and the indenture governing the debentures do not place any limitation on the amount of secured or unsecured debt, including senior indebtedness, that Kemper may incur. As of December 31, 2013, Kemper had senior indebtedness with an outstanding principal balance of approximately $610 million.

Item 2.	Exhibits.

1	Indenture, dated as of February 27, 2014, between the registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on February 27, 2014).

2	First Supplemental Indenture dated as of February 27, 2014, between the registrant and the Trustee (including the form of 7.375% Subordinated Debentures due 2054) (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on February 27, 2014).

3	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on October 31, 2013).

4	Amended and Restated Bylaws of Kemper Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 2, 2013).

5	Rights Agreement between Kemper and Computershare Trust Company, N.A. as successor Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, dated as of August 4, 2004 and amended May 4, 2006 and October 9, 2006 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 3, 2009).

6	Form of certificate representing shares of Kemper Corporation common stock (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-3 (File No. 333-194032) filed on February 19, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 27, 2014	KEMPER CORPORATION

/s/ Christopher L. Moses
	Name:	Christopher L. Moses
	Title:	Vice President and Treasurer

Exhibit Index

1	Indenture, dated as of February 27, 2014, between the registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on
Form 8-K filed on February 27, 2014).

2	First Supplemental Indenture dated as of February 27, 2014, between the registrant and the Trustee (including the form of 7.375% Subordinated Debentures due 2054) (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on February 27, 2014).

3	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on October 31, 2013).

4	Amended and Restated Bylaws of Kemper Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 2, 2013).

5	Rights Agreement between Kemper and Computershare Trust Company, N.A. as successor Rights Agent, including the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, dated as of August 4, 2004 and amended May 4, 2006 and October 9, 2006 (incorporated by reference to Exhibit 4.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 3, 2009).

6	Form of certificate representing shares of Kemper Corporation common stock (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-3 (File No. 333-194032) filed on February 19, 2014).